                                                                    EXHIBIT 99.1


                                   BEFORE THE
                          STATE CORPORATION COMMISSION
                             OF THE STATE OF KANSAS


Before Commissioners:       John Wine, Chair
                            Cynthia L. Claus
                            Brian J. Moline

In the Matter of the Investigation of Actions of  )
Western Resources, Inc. to Separate its           )  Docket No. 01-WSRE-949-GIE
Jurisdictional Electric Public Utility Business   )
from its Unregulated Business                     )


                   FINANCIAL PLAN OF WESTERN RESOURCES, INC.
                       PURSUANT TO THE COMMISSION'S ORDER
                              DATED JULY 20, 2001


     Comes Now Western Resources, Inc. ("Western Resources") and provides the financial plan required by the Commission in Paragraph 19(A) of its Order dated July 20, 2001.

I.   INTRODUCTION
     ------------

     1. On May 8, 2001, the Commission issued an Order Initiating Investigation into actions taken by Western Resources to separate its jurisdictional electric public utility business from its unregulated businesses, and into other related matters.

     2. On May 22, 2001, the Commission issued a Supplemental Order which, among other things, declared the Asset Allocation and Separation Agreement referenced therein to be of no legal effect until approved by the Commission, prohibited Western Resources from causing Westar Industries, Inc. ("Westar") to complete the rights offering described therein, and scheduled a hearing to consider whether the requirements of the Supplemental Order should be made permanent.

     3. On July 20, 2001, after the hearing required by the Supplemental Order, the Commission issued an order (the "July 20 Order") which, among other things, made permanent

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the requirements of the Supplemental Order, and directed Western Resources to present a plan within 90 days, consistent with the prohibitions and parameters set forth in the order, to "restore Western Resources to financial health, to achieve a balanced capital structure and to protect ratepayers from the risk of the nonutility businesses."

     4. On October 3, 2001, the Commission issued an Order on Reconsideration denying Western Resources' Petition for General Reconsideration of the July 20 Order.

     5. On October 17, 2001, the Commission issued an order extending the time for Western Resources to file a financial plan to November 6, 2001 and scheduling a conference hearing at which Western Resources was to discuss the plan with the Commission's staff and intervenors.

     6. Western Resources has developed this financial plan taking into careful consideration the concerns raised in the July 20 Order and at the conference hearing held on October 26, 2001. The plan's primary objectives are to reduce the debt of Western Resources by $100 to $175 million in the next several months and to below $1.80 billion over the next 1-3 years.(1) The plan accomplishes these objectives while eliminating the fundamental concern expressed by the Commission in the July 20 Order that the unregulated assets held by Westar would be separated from Western Resources without any reduction in the debt that may have been incurred by Western Resources to acquire them. [July 20 Order at para. 11.]

     7. The financial plan first reviews certain transactions suggested by the Commission in the July 20 Order. The reasons for Western Resources' rejection of these transactions are explained. The financial plan then describes the transactions Western Resources proposes to complete -- an offering by Westar of shares of its common stock followed by the sale by Western

_____________________
(1) Western Resources has unconsolidated debt of approximately $2.84 billion as of the date hereof.

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Resources of its Westar common stock or Western Resources shares. The key distinction between the proposed transactions and the split-off of Westar contemplated by the PNM transaction is that Western Resources will directly receive the proceeds from the sale of the Westar shares currently owned by Western Resources and the proceeds will be used to substantially reduce Western Resources' debt. As a consequence, the potential debt-equity imbalance that troubled the Commission would be avoided.

     8. In addition to accomplishing the objectives suggested by the Commission, Western Resources believes the financial plan is consistent with the existing provisions of the agreement with PNM. While acknowledging the uncertainty surrounding the PNM transaction, the agreement remains in force and binds Western Resources.

II.  ALTERNATIVES CONSIDERED
     -----------------------

     9. Western Resources evaluated various transactions to determine whether they would achieve the objectives identified by the Commission, including (1) the sale of all or a portion of Westar's investment in ONEOK, Inc. ("ONEOK"),
(2) the sale of all or a portion of Westar's investment in Protection One, Inc. ("Protection One"), (3) the sale of common stock by Western Resources, and (4) the sale of Westar common stock by Western Resources or Westar.

     A.  Sale of ONEOK
         -------------

     10. This section first summarizes relevant facts about Westar's investment in ONEOK, then reviews the financial consequences of a sale, and concludes with reasons a sale has been rejected. Westar owns approximately 44.522 million shares of ONEOK common and preferred stock ("ONEOK Shares") representing an approximate 45% equity interest in ONEOK. Westar currently receives annual cash dividends of approximately $39.971 million on the

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ONEOK Shares based on the current common dividend of $.62 per share. Assuming no increase in the common dividend, annual cash dividends received by Westar will decrease to approximately $38.774 million in November 2002 as a result of the dividend on the preferred stock decreasing to not less than $.90 per share. Westar includes a portion of ONEOK's net earnings in its net earnings under the accounting method used for the ONEOK investment. In 2000, the portion included in Westar's net earnings was $5.7 million. As of November 2, 2001, the market value of the ONEOK Shares was approximately $784 million based on a trailing 20-day volume weighted average share price of $17.60 per share (assuming conversion of all of the preferred stock to common stock).

     11. A shareholder agreement with ONEOK governs Westar's ownership of the ONEOK Shares. The shareholder agreement prohibits Westar from selling the ONEOK Shares except pursuant to its terms. Under the shareholder agreement, Westar can: (1) sell blocks of shares representing less than 5% of the total voting power, provided that the transferee does not already have ownership of 5% or more of the ONEOK voting power immediately prior to the transfer, (2) sell blocks of shares representing more than 5% of the total voting power, provided that ONEOK has the right of first refusal to purchase all the shares for 98.5% of the market price based on a trailing 20 day average, or (3) sell shares in a registered offering by exercising rights under a registration rights agreement. ONEOK or its designee have up to 180 days to complete a purchase of the shares, subject to extension for such time as is necessary for any regulatory approvals.

     12. The effect of these provisions is to permit Westar to sell small blocks of stock in a wide distribution at market prices, or to sell larger blocks to ONEOK or its designee at a discount

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to the market price. The shareholder agreement does not allow Westar to sell its entire interest to one person and receive a premium.

     13. The July 20 Order directs Western Resources to consider a sale of all or a portion of the ONEOK Shares. [July 20 Order at para. 85.] The July 20 Order also states that "WRI could sell off Westar assets such as its investment in ONEOK, Inc. without the associated debt but apply the proceeds to retire debt, and the utility business would be healthier." [July 20 Order at para 44.] Western Resources disagrees with this conclusion. Based upon the pricing information stated above in paragraph 10, Westar would receive approximately $617.9 million, after tax, from the sale of all of the ONEOK Shares to ONEOK. While the debt reduction from this sale would reduce after tax interest expense by approximately $27.9 million, the sale would also decrease after tax cash flow by approximately $7.3 million because Westar would stop receiving the dividend on the ONEOK Shares. In addition, the sale would decrease Western Resources' annual earnings by approximately $10.1 million.

     14. Exhibit A to this plan outlines the consequences of the sale of all of the ONEOK Shares to ONEOK at an assumed price of $17.34 per share (98.5% of the trailing 20-day volume weighted average share price for the period ended on November 2, 2001). The information presented includes the gross proceeds, the net after-tax proceeds, the capitalization ratio of Western Resources after the sale assuming all proceeds are used to retire debt, the net change in cash flow resulting from the sale, and the net earnings impact.

     15. Western Resources acknowledges that the sale of ONEOK Shares provides a means to reduce debt in the short-term and improves the capitalization ratio. However, Western Resources believes the disadvantages of a sale greatly outweigh the debt reduction benefit. The disadvantages are that:

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         (a) Sales in the manner permitted by the ONEOK shareholder agreement do not maximize the value of the ONEOK investment. A sale of the number of shares held by Westar is likely to depress the stock price below present levels. In the case of a registered offering, a price at a discount from the current market price would likely be required to complete the offering. Finally, shares sold to ONEOK must be sold at a discount to the market price. Westar will only receive the true value of its investment in a change of control transaction, or another transaction at a price reflecting the inherent value of Westar's 45% interest.

         (b) The market price of ONEOK's stock is currently at depressed levels. A sale in the near term will be near the bottom of the trading range for ONEOK's stock in recent years. Western Resources does not believe there is a compelling risk that justifies a sale at these price levels.

         (c) In its current price range, a sale will reduce debt and improve the capitalization ratio, but result in a decrease in annual after-tax cash flow of approximately $7.3 million, and a decrease in annual earnings of approximately $10.1 million.

         (d) A sale eliminates possible long-term strategic benefits from ownership of the ONEOK Shares.

     16. Western Resources also notes that the consent of the lenders under Western Resources' $600 million term loan is required for the sale of the ONEOK shares.

     B.  Sale of Protection One
         ----------------------

     17. This section first summarizes relevant facts about Westar's investment in Protection One, then reviews the consequences of a sale, and finally addresses various concerns raised in the July 20 Order. Westar owns approximately 87.495 million shares of Protection

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One, representing an approximate 87% equity interest. As of November 2, 2001, the aggregate market value of the Protection One shares owned by Westar was approximately $147.5 million based on a trailing 20-day volume weighted average share price of $1.69 per share.

     18. The July 20 Order directs Western Resources to consider a sale of all or a portion of its investment in Protection One. The July 20 Order references "continuing problems in WRI's unregulated investment in Protection One" and also states "WRI could sell off Protection One, applying the proceeds to WRI, and the utility would be healthier." [July 20 Order at para. 6 and para. 44.] Western Resources strongly believes a sale of Protection One at the present time is not in Western Resources' best interest and that the continuing ownership of Protection One does not create risks for ratepayers. This conclusion is reached by weighing the benefits of a sale in the short-term, principally a small reduction of debt, against the potential benefit in the long-term resulting from the various efforts in progress to improve results and maximize value at Protection One.

     19. Exhibit B to this plan outlines the consequences of the sale of Protection One at the current market price. At best, a sale of Protection One in the short-term would result in a small reduction in debt and related interest expense. The amounts are far less than the amounts suggested as necessary to return Western Resources to a healthy financial condition. Further, a sale would increase the percentage of debt in Western Resources' consolidated capital structure and eliminate any chance to recover more of the investment in Protection One in the future. For several reasons, Western Resources believes there is a substantial risk that a sale could be at a price less than the current market value of approximately $147.5 million and that a sale might be impossible to complete at all. A sale may be viewed as a forced sale which is not likely to produce a fully priced bid. The universe of potential purchasers for Protection One is small and

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some purchasers likely would not have an interest until the current efforts to reduce costs and attrition are demonstrably successful. The group of potential purchasers may be further limited because the purchaser could be required to refinance Protection One's bond debt at closing. The various bond indentures and loan agreements governing Protection One's debt require the outstanding indebtedness to be redeemed at par or higher in certain circumstances upon a change in control of Protection One. Protection One's bonds currently trade at a substantial discount to par value, indicating that bond holders and not Westar will be the principal beneficiaries of a sale.

     20. Western Resources' acknowledges the possible argument by some that Protection One should be sold, even if the price is low, because the losses incurred by Protection One would no longer be reported in Western Resources' financial statements. Western Resources' believes the focus on Protection One's losses is misplaced because they do not have a negative cash impact on Westar or Western Resources. The important fact to recognize is that Protection One has operated on an aggregate positive cash flow basis for the past seven quarters and is expected to continue operating on this basis in the future. Accordingly, Western Resources is not providing cash to Protection One, no cash required for the prudent operation of the utility businesses is being diverted to Protection One and ratepayers are not exposed to risks as a result of Protection One's losses. Further, with the recent changes in the accounting principles applicable to goodwill and intangible assets, Protection One's losses may be lower in the future.

     21. Western Resources also acknowledges the possible argument by some that Protection One should be sold because Westar would no longer provide a credit facility to Protection One. However, the Protection One credit facility is funded solely by Westar. No cash from Western Resources or the utility operations is used for this purpose.

     22. Western Resources believes the potential value of Protection One in the long-term substantially outweighs any benefits from a sale in the short-term. Protection One has made significant efforts in the past year to improve cash flow and reduce debt. Among other actions, Protection One has put in place a new and experienced management team, converted substantially all of its residential customer base to a common monitoring and billing platform, consolidated service centers and branch offices (resulting in the addition of approximately 300 employees in the Wichita service center), and pursued various marketing initiatives to generate new customers such as a joint venture with BellSouth and sponsorship with Pepsico of the Protection One 400 at the Kansas Speedway. Western Resources believes these initiatives will result in substantial improvement in results that will maximize value in the long-term.

     23. Western Resources notes references to the probable impairment charge discussed in Western Resources' SEC reports related to ownership of Protection One. The suggestion seems to be that the charge could be avoided if Protection One were to be sold. Western Resources believes it is important to recognize, however, that the sale of Protection One rather than eliminating the impairment charge would also result in a large charge to earnings. The impact of a sale is reflected in the pro forma consolidated capitalization ratio set forth in Exhibit B. Furthermore, it is also important to recognize that either of these charges would be a non-cash item and that Western Resources' lenders have excluded both of them from covenant compliance requirements. Accordingly, neither the sale nor the impairment charge will have adverse consequences under the term loan or any bond indentures.

     C.  Sale of Western Resources Stock
         -------------------------------

     24. Western Resources has evaluated equity offerings of common stock as a means to raise funds to reduce debt. Western Resources common stock is currently trading around $17 per

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share and pays a dividend of $1.20 per share. Western Resources does not believe it is currently feasible or desirable to sell the number of shares of common stock necessary to reduce outstanding debt to $1.8 billion. Assuming an offering price of $17 per share, Western Resources would need to sell approximately 69 million shares to raise $1.173 billion for debt reduction. This debt reduction would save $53.0 million in after tax interest expense. However, the annual dividends on these shares would be $82.8 million, resulting in a net decrease in cash flow of approximately $29.8 million.

     25. Western Resources intends to evaluate an equity offering in the future if market conditions are appropriate and the net cash flow resulting from the offering is positive. The agreement between Western Resources and Public Service Company of New Mexico ("PNM") requires PNM's consent for any equity offering by Western Resources.

     26. Western Resources is firmly committed to maintaining the current $1.20 per share dividend which it believes would be essential to the success of any equity offering. In March 2000, the dividend was decreased from $2.14 per share to $1.20 per share.

     D.  Other Considerations
         --------------------

     27. Parties have objected to the debt level at Westar, or stated differently that all of the utility assets are encumbered by debt related to unregulated operations. Western Resources believes the approach taken in this financial plan is the only realistic approach to address this concern. There is simply no legal way to require or force existing Western Resources debt holders to exchange a Western Resources obligation for a Westar obligation.

III. WESTAR OFFERING
     ---------------

     28. Western Resources has evaluated the sale of all of the Westar common stock it owns in a public offering. Western Resources does not believe this transaction is feasible in the current market. Also, this transaction would not be permissible under the PNM agreement.

     29. However, Western Resources believes it is possible to sell a smaller number of Westar shares in an offering either to the public or to Western Resources' shareholders. Western Resources believes the economics of these two transactions compel the choice of an offering to Western Resources' shareholders. The cost of underwriting an initial public offering is likely to be approximately 5-7% of the proceeds raised (an amount greater than $10 million), while the cost of an offering to shareholders is estimated to be approximately $2.5 million, of which approximately one-half has been expensed to date.

     30. Accordingly, Western Resources proposes an offering by Westar to Western Resources shareholders with the following terms:


          (a) Westar will use its best efforts to sell at least 8.7 million shares of its common stock, representing 10.2% of the outstanding shares, but no more than 19.1 million shares of its common stock, representing 19.9% of the outstanding shares. After the offering, Western Resources would continue to own 77 million shares representing between 80.1% and 89.8% of the outstanding shares. The offering will remain open for no less than 45 calendar days.

          (b) The common stock sold in the offering will be non-voting or limited voting stock and will convert to voting when Western Resources and Westar are no longer tax consolidated.

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          (c) The exercise price in the offering will be a fixed price determined on the day the offer is mailed to shareholders by calculating the "Westar Industries Valuation" as set forth on Exhibit C attached hereto and then applying a 20% conglomerate discount and a subsequent 30% initial public offering discount. The earlier rights offering used a conglomerate discount range of 20% to 30% and an initial public offering discount range of 30% to 40%.

          (d) The proceeds from the offering (or any other subsequent sale of stock by Westar), the Western Resources intercompany receivable, and any dividends from the ONEOK convertible preferred stock not used in Westar's business or previously committed, will either be transferred to Western Resources to purchase 7.5% Western Resources convertible preferred stock, convertible into Western Resources common stock at $30 per share, or used to purchase Western Resources or Kansas Gas and Electric Company debt. In the event the PNM transaction is not consummated, those preferred shares or debt will convert into Western Resources common stock at the average trading price for the 20 days prior to conversion, but in no event less than $24 per share. Prior to tax deconsolidation, Westar will not collect any cash dividends from Western Resources, but will instead reinvest those dividends in additional shares of common stock. Dividends on the convertible preferred stock will be payable in additional preferred shares rather than cash.

          (e) The amount of Western Resources convertible preferred stock owned by Westar will not exceed $291 million. Westar will continue to own the Western Resources common stock it currently owns. Westar will retain its option to purchase Westar Generating, Inc. which owns an interest in the State Line Facility.

          (f) Westar will not vote any of its shares in Western Resources so long as Western Resources and Westar are tax consolidated.

          (g) Westar will adopt a poison pill that will restrict ownership in Westar to 20% of the shares not owned by Western Resources.

          (h) The offering will not constitute a change in control for Western Resources employees.

          (i) Western Resources will not sell more than 19.9% of Westar unless Western Resources would have $1.8 billion or less in short and long-term debt and all first mortgage bonds of Western Resources and Kansas Gas and Electric Company are rated investment grade.

          (j) In the event Westar's common stock trades for 45 consecutive trading days at a price that is 25% above the price necessary to reduce Western Resources' short- and long-term debt to an amount less than $1.8 billion (as measured by the prior quarter Form 10-Q), Western Resources will be required to use its best efforts to sell enough shares in Westar, or Western Resources, or a combination of both (at its option), to reduce debt to $1.8 billion. So long as the PNM agreement remains in force, Western Resources will only be required to use its best efforts to cause Westar to sell enough of its shares to reduce debt to $1.8 billion. The debt reduction will be accomplished by Westar using proceeds to purchase Western Resources or Kansas Gas and Electric Company debt. In the event the PNM transaction is not consummated, the debt will convert into Western Resources common stock at the average trading price for the 20 days prior to conversion, but in no event less than $24 per share.

          (k) Western Resources will agree to reduce its total debt by at least $100 million per year each year following the completion of the offering until the separation of Westar is consummated.

          (l) The board of directors of Western Resources will have at least a majority of independent directors following the separation of Westar.

     31. There is one fundamental difference between the transactions proposed in this financial plan and the previous rights offering and split-off. Following the initial offering, Western Resources has agreed to use its best efforts to sell for the purpose of debt reduction the Westar common stock it owns or Western Resources shares. The Westar shares cannot be distributed to Western Resources shareholders without the reduction of the debt incurred by Western Resources to acquire Westar's assets. The possible separation of Westar's assets without debt reduction at Western Resources was the fundamental concern addressed by the Commission in the July 20 Order. [July 20 Order at para. 11.] Western Resources believes the structure of the proposed transactions takes into account the Commission's suggestion for a separation where "the Commission's reaction would likely be very different"--one that strengthens the utility operations and provides for a significant reduction of utility debt. [See July 20 Order at para. 44.]

     32. Western Resources acknowledges the similarity in some respects of the proposed offering to the rights offering discussed in the July 20 Order. The major concerns raised by the Commission in the July 20 Order are addressed below:

          (a) The pricing of Westar shares at a discount to their book value troubled the Commission. Western Resources believes this concern is unwarranted because the book value of Westar's shares has little relationship to true market value. The SEC reports

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     filed by Western Resources and Protection One discuss the probable impairment charge in an amount that could be a substantial portion of the goodwill and customer accounts recorded in the financial statements at book value. Western Resources believes it is unrealistic to suggest that the Westar shares could be sold at a price that does not reflect this probability. Furthermore, the discounts that will be used to arrive at the offering price are supported by substantial academic research and transactional experience. The shares cannot be sold at a price that does not reflect these market realities.

          (b) The existence of minority stockholders following the rights offering also troubled the Commission. Western Resources has introduced a "poison pill" to lessen this concern. In addition, Western Resources points to the testimony of Thomas W. Van Dyke which credibly addressed the points raised in the order.

          (c) The Westar ownership interest in Western Resources following the separation of Westar also troubled the Commission. The July 20 Order refers to the significant influence of Westar over Western Resources and the incentive of management to pursue a split-off. [July 20 Order at para. 67.] Following the separation of Westar, the board of directors of Western Resources will have at least a majority of independent directors. Westar's ownership of Western Resources common stock is also very important to the valuation of Westar. Without this interest, both the valuation of Westar, and the amount of funds that could be raised to reduce debt, would be significantly lower.

      33. The July 20 Order declared the Asset Allocation Agreement to be void and of no force or effect. Western Resources believes the principal objections to this agreement arose out of the debt level that could have resulted in the split-off and from looking at the companies on an unconsolidated basis as discussed in the testimony and pleadings. The transactions proposed in this financial plan are designed to address these concerns. Moreover, some of the important protections included in Amendment No. 1 are incorporated into the terms of the financial plan. Western Resources does not believe it is necessary for the Commission to approve the earlier Asset Allocation Agreement, but rather only the terms of this financial plan.

IV.  CONCLUSION

     34. The plan presented by Western Resources addresses each of the Commission's concerns as expressed in its orders in this docket.

     35. First, the plan eliminates the concern that the split-off would distribute to Western Resources shareholders the stock in Westar "while leaving behind at WRI corresponding long-term debt incurred by WRI to acquire the assets owned by Westar." [July 20 Order, at para. 11.] To the contrary, under this plan, all of the Westar stock would be sold and the cash generated would be sent back to Western Resources to pay off external debt. By this course of action, the value of the Westar stock, by the Commission's description "one of WRI's most valuable assets," id., would be returned to Western Resources and be used to eliminate the debt about which the Commission has expressed its concern.

     36. Second, the pricing of the rights offering will float with the market applying a 20% conglomerate discount and a subsequent 30% rights offering discount. These discounts are reasonable and supportable and assure that the Westar stock will be sold for the maximum amount which can be expected in the market. Western Resources would consider other methods for conducting the sale provided net proceeds can be maximized.(2)




______________________
(2) One possible pricing approach which Western Resources would consider would be a "Dutch auction" in which potential buyers indicate the amount of stock they would buy if the stock were priced at certain levels.

     37. Third, the Commission's concern about minority rights in the stock sold in the rights offering has been addressed by making the stock non-voting or limited voting until Westar and Western Resources are no longer tax-consolidated. Also, Westar will adopt a "poison pill" that will restrict ownership in Westar to 20% of the shares not owned by Western Resources. Prior to the public sale of Westar stock, that provision would limit non-Western Resources ownership in Westar to 4% (20% of 20%).

     38. Fourth, the plan provides that the sale of the remaining Westar stock will occur only when the price of Westar stock in the market is sufficient to assure that the sale proceeds will be sufficient to assure that after the sale Western Resources would have $1.8 billion or less in short and long-term debt and all first mortgage bonds of Western Resources and Kansas Gas and Electric Company are rated investment grade. In fact, Western Resources believes that it can achieve investment grade status with more than $1.8 billion in short and long-term debt. By using the $1.8 billion level as a target, the plan provides a cushion to ensure that it is not at risk for a return to non-investment grade in the short term. [July 20 Order, at para. 42.]

     39. Fifth, Western Resources believes that the rights offering and stock sale provide the quickest, as well as the most efficient and effective, way to raise cash to pay down third party debt. Because this plan allows the reduction of debt in the shortest period, it addresses the Commission's concern that Western Resources' perceived financial weakness may adversely affect its ability to provide efficient and sufficient service to customers better than any other option.(3)



___________________________
(3) Western Resources continues to maintain that there is no evidence that it has failed to provide efficient and sufficient service to its customers.

     40. As structured, the financial plan directly addresses the major concerns raised by the Commission and provides a sound basis for reducing Western Resources' debt and returning its bonds to investment grade ratings in the shortest time possible.



                             Respectfully submitted,

                             /s/ Martin J. Bregman
                             -------------------------------------
                             Martin J. Bregman, #12618
                             Executive Director, Law
                             WESTERN RESOURCES, INC.
                             818 Kansas Avenue
                             Topeka, Kansas 66612
                             (785) 575-1986; Telephone
                             (785) 575-8136; Fax

                             Michael Lennen, #98505
                             MORRIS, LAING, EVANS, BROCK &
                             KENNEDY, Chartered
                             200 West Douglas, 4th Floor
                             Wichita, Kansas 67202-3084
                             (316) 262-2671; Telephone
                             (316) 262-5991; Fax

                             ATTORNEYS FOR
                             WESTERN RESOURCES, INC.

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                                  VERIFICATION

STATE OF KANSAS         )
                        )   ss:
COUNTY OF SHAWNEE       )


     Martin J. Bregman, being duly sworn upon his oath deposes and says that he is one of the attorneys for Western Resources, Inc.; that he is familiar with the foregoing FINANCIAL PLAN OF WESTERN RESOURCES, INC. PURSUANT TO THE COMMISSION'S ORDER DATED JULY 20, 2001 and that the statements therein are true and correct to the best of his knowledge and belief.



                                          /s/ Martin J. Bregman
                                          ----------------------------------
                                          Martin J. Bregman


       SUBSCRIBED AND SWORN to before me this 5th day of November, 2001.


                                          /s/ Carlene Barkley
                                          ----------------------------------
                                          Notary Public

My Appointment Expires:
     04-11-2005

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                             CERTIFICATE OF SERVICE

     I hereby certify that on this 6th day of November, 2001, the original and seven copies of the foregoing FINANCIAL PLAN OF WESTERN RESOURCES, INC. PURSUANT TO THE COMMISSION'S ORDER DATED JULY 20, 2001 was hand delivered to:

                               Jeffrey S. Wagaman
                               Executive Director
                          KANSAS CORPORATION COMMISSION
                            1500 S.W. Arrowhead Road
                              Topeka, Kansas 66604

and that one copy was sent via U. S. Mail, postage prepaid to:


Susan Cunningham                        Joseph White
General Counsel                         Director
W. Thomas Stratton, Jr.                 KANSAS CORPORATION COMMISSION
KANSAS CORPORATION COMMISSION           1500 SW Arrowhead Road
1500 SW Arrowhead Road                  Topeka, Kansas 66604
Topeka, Kansas 66604

Timothy E. McKee                        Gary E. Rebenstorf
TRIPLETT WOOLF & GARRETSON, LLC         Joe Allen Lang
2959 North Rock Road                    WICHITA CITY HALL
Suite 300                               455 North Main, 13th Floor
Wichita, Kansas 67226                   Wichita, Kansas 67202

Gregg Ottinger                          Thomas R. Powell
DUNCAN AND ALLEN                        Sarah J. Loquist
1575 Eye Street, NW                     HINKLE ELKOURI LAW FIRM, L.L.C.
Washington, D.C. 20005-1175             301 North Main, Suite 2000
                                        Wichita, Kansas 67202-4820

James P. Zakoura                        Walker Hendrix
Lee M. Smithyman                        Niki Christopher
David J. Roberts                        CITIZENS' UTILITY RATEPAYER BOARD
SMITHYMAN & ZAKOURA, Chartered          1500 SW Arrowhead Road
7400 West 110th Street, Suite 750       Topeka, Kansas 66604-4027
Overland Park, Kansas 66210-2346

Kirk T. May                             David Banks
Matthew T. Geiger                       Energy Manager
ROUSE HENDRICKS GERMAN MAY, PC          USD 259 School Service Center Complex
One Petticoat Lane Bldg.                3850 North Hydraulic
1010 Walnut, Suite 400                  Wichita, Kansas 67219-3399
Kansas City, Missouri 64106



                                /s/ Martin J. Bregman
                                -----------------------------------
                                Martin J. Bregman

                                                                       Exhibit A


                            Sale of ONEOK Investment
                   (Dollars in Millions, Except Share Prices)

I.  Pro Forma Sales Proceeds
    ------------------------
     Common and Preferred Shares Held                         44.522
     Assumed Sales Price (1)                                  $17.34
                                                       --------------
        Gross Proceeds                                        $771.9

     After-Tax Proceeds (2)                                   $617.9
                                                       ==============


                                                                  June-01                       June-01
II. Pro Forma Capital Structure                                     Actual                       Pro Forma
    ---------------------------                        --------------------------    --------------------------
        Debt                                                $3,375.1       61.5%          $2,757.1       56.1%
        QUIPS and Preferred Stock                              244.9        4.5%             244.9        5.0%
        Common Equity (3)                                    1,864.8       34.0%           1,909.2       38.9%
                                                       --------------------------    --------------------------
     Total Capitalization                                   $5,484.7      100.0%          $4,911.2      100.0%



III. Pro Forma Cash Flow Change
     --------------------------
     Interest Savings:
        Debt Reduction                                        $617.9
        Interest Rate (4)                                    7.5062%
                                                       --------------
        After-Tax Interest Savings (5)                         $27.9
                                                       ==============

     Lost ONEOK Cash Flow:
        Cash Dividends                                         $40.0
                                                       --------------
        After-Tax Cash Dividends (6)                           $35.2
                                                       ==============

     Net After-Tax Cash Flow Impact                            ($7.3)
                                                       ==============



IV. Pro Forma Earnings Impact
    -------------------------
        After-Tax Interest Savings                             $27.9
        After-Tax ONEOK Dividend Income                        (32.3)
        After-Tax ONEOK Equity Earnings (7)                     (5.7)
                                                       --------------
     Net Pro Forma Earnings Impact                            ($10.1)
                                                       ==============

(1) 98.5% of $17.60, the 20-day volume-weighted average share price as of 11/02/01.
(2)  Based on a Tax Basis of $384.8 million as of 9/30/01.
(3) Based on Book Basis of $600.2 million and Deferred Tax Writeoff of $26.7 million as of 9/30/01.
(4)  Embedded Cost of Debt from July 25, 2001 Rate Order.
(5)  Assumes a Tax Rate of 39.8%.
(6)  ONEOK Dividends Qualify for 70% Dividends Received Deduction.
(7)  Based on 2000 actual equity earnings from ONEOK Investment.

                                                                       EXHIBIT B


                       Sale of Protection One Investment
                   (Dollars in Millions, Except Share Prices)




I.   Pro Forma Sales Proceeds
     ------------------------
         Common and Preferred Shares Held               87.495
         Assumed Sales Price (1)                         $1.69
                                                ---------------
            Gross Proceeds                              $147.5

         After-Tax Proceeds (2)                         $147.5
                                                ===============




                                                         June-01                         June-01
II.  Pro Forma Capital Structure                          Actual                        Pro Forma
     ---------------------------                ---------------------------    -----------------------------
            Debt                                      $3,375.1       61.5%             $3,227.6       71.2%
            QUIPS and Preferred Stock                    244.9        4.5%                244.9        5.4%
            Common Equity (3)                          1,864.8       34.0%              1,063.0       23.4%
                                                ---------------------------    -----------------------------
         Total Capitalization                         $5,484.7      100.0%             $4,535.4      100.0%




III. Pro Forma Cash Flow Change
     --------------------------
         Interest Savings:
            Debt Reduction                              $147.5
            Interest Rate (4)                          7.5062%
                                                ---------------
            After-Tax Interest Savings (5)                $6.7
                                                ===============



(1)  The 20-day volume-weighted average share price as of 11/02/01.
(2)  Based on a Tax Basis of $939.7 million at 9/30/01.
(3)  Based on a Book Basis of $949.3 million at 9/30/01.
(4)  Embedded Cost of Debt from July 25, 2001 Rate Order.
(5)  Assumes a Tax Rate of 39.8%.

                                                                       Exhibit C

                           Westar Industries Valuation
                   (Dollars in Millions, Except Share Prices)

                                                                              Ownership                          Value per
     Investment                                                                Interest        Valuation     Westar Share (1)
     ------------------------------------------------------------------------------------------------------------------------
     Protection One (2)                                                         87.3%           $147.5             $1.92
     Protection One Europe (3)                                                  100.0             30.1              0.39
     ONEOK (4)                                                                   45.0            617.9              8.02
     Value of Western Resources Shares (5)                                         --            254.4              3.30
     International Power Projects (6)                                              --              2.2              0.03
     Other Investments (7)                                                         --             81.1              1.05
     Intercompany Note (8)                                                         --             64.7              0.84
     Loan to Protection One (9)                                                    --            131.0              1.70

     ------------------------------------------------------------------------------------------------------------------------
     Total                                                                                    $1,328.9            $17.26

     ------------------------------------------------------------------------------------------------------------------------

     Less: Holding Company Discount                                             20.0%          1,063.1            $13.81
     Less: Rights Offering Discount                                             30.0%            744.2             $9.66

     ........................................................................................................................

     Value Raised - 8.7 Million Shares (10)                                                      $82.3
     Value Raised - 19.1 Million Shares (10)                                                     183.7

     Value of Western Resources 77.0 Million Shares at Offering                                  750.8
     Value of Western Resources Shares with Holding Company Discount Only                      1,063.1

     Western Resources Debt (11)                                                              $1,700.1

     ------------------------------------------------------------------------------------------------------------------------

     (1)  Assumes 77.0 million diluted common shares.
     (2) Protection One valued at 20-day volume-weighted average share price as of 11/02/01.
     (3)  Book value less goodwill as of 9/30/01.
     (4) ONEOK value calculated net of taxes using a tax basis of $384.8 million and a tax rate of 39.8%. Based on common and preferred shares owned of 44.5 million, and 98.5% of the 20-day volume-weighted average share price as of 11/02/01.
     (5) Value of 15.0 million Western Resources shares at Western 20-day volume weighted average share price as of 11/02/01.
     (6) Represents power project investments in Turkey and China at book value as of 9/30/01.
     (7) Investments in Guardian International, Western Resources Bonds and Onsite Energy, as well as cash at Westar Industries as of 11/02/01.
     (8) Assumes $91.9 million converted into Western Resources shares at $24, multiplied by the 20-day volume weighted average share price as of 11/02/01.
     (9)  As of 11/02/01.
     (10) Value raised is the total shares multiplied by the rights offering discount price, rounded up to the nearest $0.25, and net of $2.5 million in expenses.
     (11) Includes $2,722.3 million long-term debt and $123.2 million short-term debt as of 11/02/01 less the rights offering proceeds from 8.7 million shares less the value of Western Resources shares at the holding company discount only price.